Filed Pursuant to Rule 424(b)(3) Registration No. 333-257583
Prospectus Supplement No. 3
(To Prospectus Dated September 15, 2021)
57,071,540 Shares of Common Stock
Up to 12,832,500 Shares of Common Stock Issuable Upon Exercise of the Warrants
Up to 332,500 Warrants
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This prospectus supplement updates, amends and supplements the prospectus dated September 15, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-257583).

This prospectus supplement is being filed to update, amend and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the Selling Securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 57,071,540 shares of our common stock, par value $0.0001 per share (“Common Stock”) and (ii) up to 332,500 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering (an “IPO”) of FinServ Acquisition Corp. (“FinServ”).

The Prospectus and this prospectus supplement also relate to the issuance by us of up to an aggregate of 12,832,500 shares of our Common Stock which consists of (i) 332,500 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants and (ii) 12,500,000 shares of Common Stock that are issuable upon the exercise of 12,500,000 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the IPO of FinServ.

You should read this prospectus supplement in conjunction with the Prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it.

Our Common Stock and our Public Warrants are listed on the Nasdaq Capital Market, under the symbols “KPLT” and “KPLTW,” respectively. On November 30, 2021, the closing price of our Common Stock was $3.93 and the closing price for our Public Warrants was $0.9101.
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We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risks. See the section entitled “Risk Factors” beginning on page 8 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 1, 2021.

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2021

KATAPULT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39116	81-4424170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5204 Tennyson Parkway, Suite 500 Plano, TX	75024
(Address of principal executive offices)	(Zip Code)

(833) 528-2785
(Registrant’s telephone number, including area code:)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	KPLT	The Nasdaq Stock Market LLC
Redeemable Warrants	KPLTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On December 1, 2021, Katapult Holdings, Inc., a Delaware corporation, issued a press release regarding an interim update on gross originations. A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
99.1	Press Release of Katapult Holdings, Inc. dated December 1, 2021
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 1, 2021	/s/ Orlando Zayas
		Name:	Orlando Zayas
		Title:	Chief Executive Officer

                             Exhibit 99.1

Katapult Provides Interim Update on Gross Originations

PLANO, Texas, December 1, 2021 (GLOBE NEWSWIRE) – Katapult Holdings, Inc. (“Katapult” or the “Company”) (NASDAQ: KPLT), an e-commerce focused financial technology company, today provided an interim update on its quarter-to-date Gross Originations. The Company booked Gross Originations from October 1, 2021, through November 30, 2021, of $40.4 million. This compares to Gross Originations in the same period of 2020 and 2019 of $41.7 million and $26.1 million, respectively.

Gross Originations
(Oct. 1st - Nov. 30th)	($ millions)	Change
2019	$26.1
2020	$41.7	59.8%
2021	$40.4	-3.2%

Chief Executive Officer, Orlando Zayas, notes, “Our quarter-to-date Gross Originations were down 3.2% year-over-year, which reflects many of the same economic trends we saw in the 3rd quarter continuing into the 4th quarter. We look forward to seeing how December 2021 unfolds. We will provide more details in regard to Gross Originations and other key metrics when we report Fourth Quarter and Full Year 2021 results in 2022.”

Chief Executive Officer, Orlando Zayas and Chief Financial Officer, Karissa Cupito, will participate in a fireside chat today, Wednesday, December 1, 2021, at 5:00 PM Eastern Time, at the Stephens Annual Investment Conference.

The live audio webcast will be available on the Katapult Investor Relations website at https://ir.katapultholdings.com/news-events/news-releases. After the event, an archive of the webcast will also be available for a limited time on the Katapult Investor Relations website.

Link to the webcast:
https://wsw.com/webcast/stph32/kplt/1845484

Forward-Looking Statements

Certain statements included in this Press Release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding our December performance. These statements are based on various assumptions, whether or not identified in this Press Release, and on the current expectations of Katapult’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Katapult. These forward-looking statements are subject to a number of risks and uncertainties, including general economic conditions in the markets where Katapult operates, the cyclical nature of consumer spending, and seasonal sales and spending patterns of customers; failure to realize the anticipated benefits of the transaction with FinServ Acquisition Corp.; risks relating to factors affecting consumer spending that are not under Katapult’s control, including, among others, levels of employment, disposable consumer income, prevailing interest rates, consumer debt and availability of credit, pandemics (such as COVID-19), consumer confidence in future economic conditions and political conditions, and consumer perceptions of personal well-being and security; risks relating to uncertainty of Katapult’s estimates of market opportunity and forecasts of market growth; risks related to the concentration of a significant portion of Katapult’s business among a limited number of merchants, or type of merchant or industry; the effects of competition on Katapult’s future business; the impact of the COVID-19 pandemic and its effect on Katapult’s business; the ability of Katapult to issue equity or equity-linked securities or obtain debt financing in the future or any impacts related to raising additional capital, and those factors discussed in greater detail in the section entitled “Risk Factors” in Katapult’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 12, 2021, as well as in other documents filed, or to be filed, by Katapult, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Katapult does not presently know or that Katapult currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Katapult’s expectations, plans or forecasts of future events and views as of the date of this Press Release. Katapult anticipates that subsequent events and developments will cause Katapult’s assessments to change. However, while Katapult may elect to update these forward-looking statements at some point in the future, Katapult specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Katapult’s assessments as of any date subsequent to the date of this Press Release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Key Performance Metrics

Gross Originations are defined as the retail price of the merchandise associated with lease-purchase agreements entered into during the period through the Katapult platform. Gross Originations do not represent revenue earned. However, we believe this is a useful operating metric for both the Company and investors to use in assessing the volume of transactions that take place on our platforms.

About Katapult

Katapult (NASDAQ: KPLT) is a next generation platform for digital and mobile-first commerce for the nonprime consumer. Katapult provides point of sale lease purchase options for consumers challenged with accessing traditional financial products who are seeking to obtain everyday durable goods. The Company has developed a sophisticated end-to-end technology platform that enables seamless integration with merchants, underwriting capabilities that exceed the industry standard, and exceptional customer experiences. For additional information, visit Katapult.com.

Contacts
Katapult Vice President of Investor Relations
Bill Wright
917-750-0346
bill.wright@katapult.com

Press Inquiries:
Tribe Builder Media
Kristen Shea
929-367-8993
press@tribebuildermedia.com